EVEP, EnerVest to Acquire Properties in the Barnett Shale

EVEP Also Announces Closing of Additional Acquisitions

HOUSTON, TX, November 3, 2011 (MARKETWIRE via COMTEX News Network) — EV Energy Partners, L.P., (NASDAQ: EVEP) today announced it, along with certain institutional partnerships managed by EnerVest, Ltd., has signed agreements with two unrelated companies to acquire over $1.2 billion of oil and natural gas properties located in the Barnett Shale:  the first is for $975 million from Encana Oil & Gas (USA) Inc., a subsidiary of Encana Corporation, and the second is a $233 million acquisition from an undisclosed private seller.  EVEP will acquire an approximate 31 percent interest in both acquisitions for a combined $372.3 million

The acquisitions, which have been approved by the EVEP Board of Directors, are expected to close in December and are subject to customary closing conditions and purchase price adjustments.  EVEP plans to initially finance the acquisitions with borrowings under its existing credit facility.

"These acquisitions are consistent with our stated strategy of establishing dominant positions in proven resource  basins. With these deals, EVEP and EnerVest will have acquired more than $2 billion of Barnett Shale assets in the past year, making us one of the largest producers in the basin,” says John B. Walker, Chairman and Chief Executive Officer.  “The Encana transaction also represents the largest acquisition we’ve ever done.”

These liquids rich assets are located in the Core and Combo areas of the Barnett Shale, primarily in Montague, Wise, Denton, Parker and Tarrant counties.  The properties, and EVEP's share of reserves and production, include:

—  763 active wells
—  Estimated proved reserves, net to EVEP (based on recent strip prices) of approximately 405 BCFE, plus additional unproved potential
—  53 percent proved developed
—  79 percent natural gas, 21 percent liquids
—  Current net daily production of approximately 43 MMCFE
—  Reserves-to-production ratio of 25.8 years
—  92 percent operated
—  Over 300 identified proved undeveloped drilling locations
—  Approximately 82 thousand net acres (25 thousand net to EVEP's interest), with 79 percent held by production
— Estimated lease operating expenses (including gathering and transportation expenses) of approximately $2.00 per MCFE of production
— Production and other taxes at approximately 2.75 percent of revenues
— Incremental monthly general and administrative expenses of approximately $125,000

Consistent with its strategy of hedging a significant portion of its production to protect against cash flow volatility, EVEP intends to enter into arrangements for commodity price hedges at or prior to closing.

RBC Richardson Barr served as advisor to EVEP and EnerVest on the Encana acquisition.

Closing of Additional Bolt-on Acquisitions

EVEP also announced that over the past 10 weeks it has closed three separate, unrelated, bolt-on acquisitions in the Mid-Continent area, in Ohio (excluding the Utica Shale) and reversionary working interests associated with its existing Barnett Shale properties for a total of $116 million.  Estimated proved reserves, based on strip prices at the time of acquisition, are approximately 62 BCFE, of which 46 percent are liquids.  Current net production is over 8 MMCFE per day.

EV Energy Partners, L.P., is a master limited partnership engaged in acquiring, producing and developing oil and natural gas properties. More information about EVEP is available on the internet at www.evenergypartners.com.

(code #: EVEP/G)

This press release may include "forward-looking statements" as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership  based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, availability of sufficient cash flow to pay distributions and execute our business plan, prices and demand for natural gas and oil, our ability to replace reserves and efficiently develop our current reserves and other important factors that could cause actual results to differ materially from those projected as described in the partnership's reports filed with the Securities and Exchange Commission available from us at www.evenergypartners.com or from the Securities and Exchange Commission at www.sec.gov.  In filings with the Securities and Exchange Commission, we are required to report proved reserves as defined in Regulation S-X under the Securities Act. In general, Regulation S-X requires that in calculating proved reserves we use the unweighted average of the price of crude oil and natural gas on the first day of each month for the twelve months prior to the date of the report, without escalation. The reserves described above in this press release were calculated using forward strip prices. The estimated net proved reserves attributable to the properties being acquired by the partnership, using the unweighted average prices for the twelve months ended October 31, 2011 of $4.228 per MMBTU of natural gas and $95.15 per barrel of crude oil as required by Regulation S-X, are 374 BCFE for the Barnett Shale acquisitions and 50 BCFE for the three recently completed acquisitions.

Any forward-looking statement speaks only as of the date on which such statement is made and EVEP undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

EV Energy Partners, L.P.
Michael E. Mercer
713-651-1144
http://www.evenergypartners.com

EnerVest, Ltd.
Ron Whitmire
832-628-0014
http://www.enervest.net